Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made as of the 3rd day of December, 2008, by and between ArtSelect, Inc, a Delaware corporation (“Seller”) and Metaverse Corporation, a New Jersey corporation (“Purchaser”). Each of Seller and Purchaser may hereafter be referred to as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Seller is engaged in the business of selling home and office framed and unframed wall décor to retailers, catalogers, membership organizations and consumers through both online and traditional retail and wholesale distribution channels;

WHEREAS, Seller’s primary business assets include inventory consisting primarily of print reproductions and picture frames, website and technology that permits business partners to create branded sub-domains on Seller’s website, and two leased facilities in Fairfield, Iowa;

WHEREAS,  Seller and a21, Inc, (“Parent”) have experienced substantial financial difficulties and have determined that it is in the best interest of Seller and Parent to file for bankruptcy protection and sell the business and assets of Seller as a going concern free and clear of all liens and encumbrances.

WHEREAS, the Seller anticipates filing a petition for bankruptcy protection on or about December 4, 2008 (the actual date of the filing is referred to as  “Filing Date” and Seller’s Bankruptcy case is referred to as (the “Bankruptcy Case”), under Chapter 11 of Title 11, United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Middle District of Florida (the “Bankruptcy Court”);

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, selected assets free and clear of all debts, claims, liens, taxes, mortgages, and any other liabilities of the Seller pursuant to 11 U.S.C. §363(b) and (f).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

Definitions and References

“Affiliate” has the meaning ascribed to such term in the Bankruptcy Code.

“Agreement Date” means the first date upon which this Agreement has been mutually executed and delivered by Seller and Purchaser.

“Ancillary Documents” means all documents, instruments and agreements executed and delivered pursuant to the terms of this Agreement including, without limitation, the Bill of Sale and the Assignment of Intellectual Property described in Section 4.4(a)

“Bankruptcy Case” is defined in the recitals.

“Bankruptcy Code” is defined in the recitals.

“Bankruptcy Court” is defined in the recitals.

“Bid Procedure Order” means the order of the Bankruptcy Court approving the Bid Procedure Motion containing, among other things, provisions substantially the same as those set forth in Exhibit B attached hereto and reasonably satisfactory to Purchaser and its counsel.

“Business Day” means any day that is not a Saturday, Sunday or a day on which the commercial banks in Jacksonville, Florida are required or permitted to; be closed.

“Claims” has the meaning set forth in Section 2.1.

“Closing” means the consummation of the sale of certain assets to Purchaser pursuant to Section 4.2 hereof.

“Closing Date” means the date upon which a Closing occurs as set forth in Section 4.2 of this Agreement.

“Encumbrances” shall mean any mortgage, pledge, lien (statutory or otherwise), security interest, warehouseman’s lien, landlord’s lien, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement, charge or encumbrance of any kind or nature.

“Equipment” has the meaning set forth in Section 2.2(a).

“Excluded Assets” has the meaning set forth in Section 2.4.

“Filing Date” is defined in the recitals.

“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Intellectual Property” has the meaning set forth in Section 2.2(a).

“Inventory” has the meaning set forth in Section 2.2(c).

“Knowledge” of a Person which is not an individual means the actual knowledge (as of the date(s) of the relevant representation) of the executive officers and directors of such Person.

“Landlord” has the meaning set forth in Section 2.3.

“Law” means any federal, state, local or foreign law, statute, rule, regulation or ordinance of any Governmental Entity.

“Lease” has the meaning set forth in Section 2.3, including, without limitation, all of Seller’s right, title and interest of whatever type or nature thereunder, including without limitation, all occupancy and possessory rights, and all rights to leasehold improvements, guarantees, insurance proceeds (exclusive of deductibles or self-insured retention amounts) credits, prepaid expenses, security deposits, subrent, refunds, escrow accounts, condemnation rights and awards and all proceeds therefrom, reciprocal easement agreements, nondisturbance agreements, development and other ancillary agreements relating to such Lease, and all other interests of Seller thereunder.

 “Permitted Encumbrances” means (A) statutory liens for current taxes or other governmental charges with respect to Seller’s real property not yet due and payable or the amount or validity of which is being contested; (B) mechanics, carriers, workers, repairers and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which could not, individually or in the aggregate, have a material adverse effect; (C) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over Seller’s real property which are not violated by the current use and operation of such real property; (D) covenants, conditions, restrictions, easements and other matters of record affecting title to Seller’s real property which do not unreasonably interfere with the current use, occupancy, or value, or the marketability of title, of such real property; and (E) any other Encumbrances which will be discharged in connection with the Sale Order or any other actions of the Bankruptcy Court.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise, or any government or political subdivision or any agency, department or instrumentality thereof.

“Premises” has the meaning set forth in Section 2.3.

“Price Allocation” has the meaning set forth in Section 4.5.

“Purchased Assets” has the meaning set forth in Section 2.2.

“Sale Order” means the order of the Bankruptcy Court approving this Agreement and the sale by Seller to Purchaser of the Purchased Assets, free and clear of all liens and interests in the property pursuant to Bankruptcy Code Section 363(f) and (m) and authorizing the assumption and assignment of the Assumed Contracts pursuant to Bankruptcy Code Section 365 and containing, among other things, provisions substantially the same as those set forth on Exhibit A attached hereto and reasonably satisfactory to Purchaser and its counsel.

“Taxes” means all taxes, charges, fees, duties, levies or other assessments, including, without limitation, income, gross receipts, net proceeds, ad valorem, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, payroll, unemployment, stamp, leasing, lease, user, transfer, occupational, employees’ income withholding and Social Security taxes imposed on the Sale by the United States or any other country or by any state, municipality, subdivision or instrumentality of the United States or of any other country or by any other tax authority, including all applicable penalties and interest.

“Tax Return” means any report, return or other information required to be supplied by Seller to a taxing authority in connection with Taxes.

“Termination Date” has the meaning set forth in Section 4.5.

ARTICLE 2

Purchase and Sale of Assets

Section 2.1. Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, all of Seller’s right, title and interest in and to the Purchased Assets (as hereinafter defined). The Purchased Assets shall be sold to Purchaser free and clear of any and all debts, liens, taxes, claims (as claim is defined in Section 101(5) of the Bankruptcy Code) and other Encumbrances and liabilities of Seller or its bankruptcy estate of whatever kind or nature, including but not limited to any and all security interests, landlord’s liens, warehouseman’s liens, mortgages, pledges, charges, suits, licenses, options, rights of recovery, judgments, rights of first refusal, orders and decrees of any court or foreign or domestic governmental entity, interest, covenants, restrictions, indentures, instruments, leases, options, contracts, agreements, claims for reimbursement, contribution, indemnity or exoneration, successor, products liability, environmental, taxes, labor, alter ego and other liabilities (collectively, “Claims”), it being understood and agreed that Purchaser does not and shall not assume or become liable for any of the debts, liabilities or Claims of Seller in connection with the prior operation of Seller’s business, including any claims for negligence, products, liability, breach of contract or labor related obligations arising out of collective bargaining agreements or otherwise.

Section 2.2. Enumeration of Purchased Assets. The following assets of the Seller used in connection with the Business shall constitute the “Purchased Assets”:

(a) all existing operating equipment, manufacturing equipment, office equipment, furniture, computers, computer files and books at the Premises, together with related spare parts and accessories, all as set forth on Schedule 2.2(a) attached hereto and made a part hereof (collectively, the “Equipment”).

(b) all of Seller’s trademarks (including, without limitation, the federal trademarks “ArtSelect” (Serial Number 78487711 – Registration Number 3084598), “ArtSelect” (Serial Number 75452318 – Registration Number 2327273), “Poster Z” (Serial Number 77235000) and “Art Gazebo” (Serial Number 78491642 – Registration Number 3015652), copyrights, trade names (including, without limitation, the trade name “ArtSelect”), service marks, and service names, internet domain names, including “artselect.com,”, trade secrets (all both registered and common law), and all rights associated therewith and appurtenant thereto, and all assorted goodwill all as set forth on Schedule 2.2(b) attached hereto and made a part hereof (collectively “Intellectual Property”);

(c) all remaining inventory of Seller (collectively, the “Inventory”).

(d) All customer lists, customer relationships, customer files, customer product specifications, historical sales and price information, vendor and supplier lists, historical vendor and supplier purchase and price information, marketing plans, market studies, customer proposals and all other files and records and business records relating to the production, marketing and sale of Seller’s products (collectively, “Business Records”).  Purchaser agrees to retain all such records for three years and to give the Seller and any bankruptcy trustee subsequently appointed for Seller reasonable access and the right to copy(at the expense of Seller or such trustee, as applicable) all such records for their business purposes.

Section 2.3. Leased Premises. Subject to the terms and conditions set forth in this Agreement, the Purchaser shall assume the Lease Agreement by and between Seller and Nathan Zenack, Mary K. Miller, Johnson Children Irrevocable Trust, Clair M. and Mary K. Johnson Revocable Trust, Robert C. and Dorothy A. Johnson as lessors (the “185th Landlord”) dated November 16, 2007 (the “185th Lease”) for the premises located at 2094 185th Street, Suite H-2, Fairfield, Iowa 52556 (the “185th Premises”) and the Lease Agreements by and between Seller and Jack H. Kulp and Suzanne Kulp, Trustees of the Kulp  Family Trust (the “South 23rd-Landlord) last dated July 10, 2007 (the “South 23rd Leases”) for the premises located at 502-508 South 23rd Street, Fairfield, Iowa 52556 (the “South 23rd Premises”) (and the 185th Lease and the South 23rd Leases shall be deemed included in the term “Purchased Assets” as used herein) provided that Purchaser shall have no liability with respect to any pre-closing liabilities under the Lease.

Section 2.4. Assumed Executory Contracts.  Subject to the terms and conditions set forth in this Agreement, the Purchaser shall assume and agree to perform all the following: (i) all Seller’s outstanding, unfilled customer orders entered into in the ordinary course of business consistent with past practice as of the Closing Date, provided that Seller shall deliver to Buyer all deposits and payments received with respect to the unperformed  portion of such customer orders; (ii)   the Consultant Agreement, dated August 12, 2005, between Seller and Haydn’s Consulting, Inc. and the Consultant Agreement, dated April 1, 2005, between Seller and P.C. Harlan, Inc.; and (iii)  all contracts listed on Schedule 2.4 (collectively, together with the 185th Lease and the South 23rd Leases, the  “Assumed Contracts”), provided that Purchaser shall have no liability for preclosing liabilities and obligations under the Assumed Contracts except for customer orders.

Section 2.5. Excluded Assets. The Purchased Assets shall only include the assets set forth in Section 2.2 and Section 2.3 and Section 2.4, and shall not include any other asset of Seller or its bankruptcy estate, or the assets of Parent and its bankruptcy estate, including, without limitation, the following “Excluded Assets”:

(a) all cash and cash equivalents (including the Purchase Price) or similar investments, bank accounts, commercial paper, certificates of deposit, Treasury bills and other marketable securities;

(b) all accounts receivable and other receivables, whether or not billed;

(c) all of Seller’s credits, prepaid expenses, deferred charges, advance payments, security deposits (other than security deposit under the Lease), returns to and rebates from vendors, and prepaid items arising prior to the Closing;

(d) all other tangible property (other than Inventory, Equipment, Intellectual Property and Business Records) and all warranties and guarantees, if any, express or implied, in connection therewith to the extent transferable

(e) the rights of Seller under this Agreement and all cash and non-cash consideration payable or deliverable to Seller under this Agreement;

(f) all rights which accrue or will accrue to the benefit of the Seller under this Agreement or any document executed and delivered in connection herewith;

(g) all rights to refunds or recoupment of taxes of the Seller for periods ending on or before the Closing Date;

(h) all of Seller’s corporate and tax books and records, including, without limitation, the corporate charter, seals, minute books, stock transfer books and other documents relating exclusively to the organization and existence of the Seller as a limited liability company and accounts receivable records (excluding Business Records, provided Seller and its bankruptcy trustee shall have the right to copy (at the expense of Seller or such trustee, as applicable) any Business Records for Trustee’s business purposes);

(i) all causes of action belonging to Seller or its bankruptcy estate, including, but not limited to, any causes of action (i) against any Affiliates of Seller, and/or (ii) arising under Chapter 5 of the Bankruptcy Code;

(j) all materials subject to any attorney-client or other privilege as well as any information concerning employees, the disclosure of which would violate an employee’s reasonable expectation of privacy; and

(k) all insurance policies and all rights thereunder.

Section 2.6. Deemed Consents and Cures.  For all purposes of this Agreement (including all representations and warranties of Seller contained herein), Seller shall be deemed to have obtained all required consents in respect of the assignment of any Assumed Contract and to have cured all defaults thereunder if, and to the extent that, pursuant to the Sale Order, Seller is authorized to assume and assign Assumed Contracts and/or Assumed Leases to Purchaser pursuant to section 365 of the Bankruptcy Code.

ARTICLE 3

Liabilities

Section 3.1. Excluded Liabilities.  Purchaser shall not assume and shall not be deemed to have assumed or otherwise be liable for any debts, Claims, obligations or other liability of Seller or its bankruptcy estate whatsoever, except of post closing obligations under Assumed Contracts and obligations to customers under customer orders (the “Excluded Liabilities”), all of which shall remain the sole responsibility and obligation of Seller.

ARTICLE 4

Purchase Price; Manner of Payment and Closing

Section 4.1. Consideration. The purchase price (the “Purchase Price”) for the Purchased Assets shall be Seven Hundred Thousand Dollars ($700,000.00).  Solely for the purposes of the evaluation by Seller of any competing bids, no additional value shall be attributed to the Inventory.  The Purchaser agrees to pay the Purchase Price in the manner described in Section 4.2 below. The Purchase Price shall be allocated among the Purchased Assets in the manner described in Section 4.4.

Section 4.2. Time and Place of the Closing. The closing of the transactions contemplated by this Agreement shall take place at 10:00 a.m., Eastern Standard Time, at the offices Foley & Lardner LLP, Jacksonville Florida (the “Foley Firm”), (a) within three (3) Business Days after all of the conditions set forth in Article 7 have been satisfied or waived (or such longer period after such conditions have been satisfied as may be required by the Sale Order under the provisions of the Federal Rules of Bankruptcy Procedure 6004(g) or 6006(d)), or (b) on such other date as the Parties mutually agree upon so long as Purchaser is deemed a good faith purchaser under 11 U.S.C. § 363(m), but no later than sixty (60) days from the Filing Date, time being of the essence (the “Closing”). The date on which the Closing occurs in accordance with the foregoing and effective upon receipt of the Purchase Price is referred to in this Agreement as the “Closing Date.”

Section 4.3. Manner of Payment of the Consideration. Contemporaneous with the execution of this Agreement, Purchaser shall deliver to Foley Firm, acting as escrow agent,  a cashier’s check for $50,000 (the “Deposit”), to be held by the Foley Firm in escrow in a non-interest bearing trust account subject to the terms hereof. At the Closing, Purchaser shall authorize the release of the Deposit to Seller and pay the balance of the Purchase Price to the Seller  by wire transfer of immediately available funds to an account designated by Seller, which Seller shall designate by written notice delivered to Purchaser not later than two (2) Business Days prior to the Closing Date.  If the sale does not close and the Purchaser is not in default of this Agreement, the Deposit shall be returned to Purchaser.

Section 4.4. Closing Deliveries. At the Closing:

(a) Seller shall execute and deliver to Purchaser a Bill of Sale, and an Assignment of Intellectual Property, substantially in the forms attached as Exhibits C-1 and C-2 and such other bills of sale, endorsements, assignments and such other instruments of transfer and conveyance, in form and substance reasonably satisfactory to Purchaser’s counsel, as shall be effective, together with the Sale Order, to vest in Purchaser as of the Closing Date good title, free and clear, in accordance with the terms of the Sale Order, of any Claims to all of the Purchased Assets as provided herein and in the Sale Order;

(b) Purchaser shall deliver to Seller, a certificate, dated the Closing Date and signed by Purchaser’s President, Chief Executive Officer or Chief Operating Officer, certifying that the representations and warranties of Purchaser contained in Section 5.1 are accurate and complete both when made and at and as of the Closing Date with the same effect as though made at and as of such time and that all covenants required by the terms hereof to be performed by Purchaser on or before the Closing Date, to the extent not waived by Seller in writing, have been so performed in all material respects (or, if any such covenant has not been so performed, indicating that such covenant has not been performed); and

(c) Purchaser shall deliver to Seller, a certificate, dated the Closing Date and signed by Purchaser’s President, Chief Executive Officer or Chief Operating Officer attaching (A) a certified copy of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all documents associated herewith; and (B) a certified copy of the certificate of incorporation and by-laws of Purchaser and all amendments thereto.

Section 4.5. Allocation of Consideration. The Purchase Price shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Price Allocation”). The Purchase Price shall be allocated among the Purchased Assets in accordance with Schedule 4.5. Each Party agrees to timely file an IRS Form 8594 reflecting the Price Allocation for the taxable year that includes the Closing Date and to make any timely filing required by applicable state or local laws. Each Party hereto shall adopt and utilize the Price Allocation for purposes of all tax returns filed by them and shall not voluntarily take any position inconsistent with the foregoing in connection with any examination of any tax return, any refund claim, any litigation proceeding or otherwise. In the event that the Price Allocation is disputed by any taxing authority, the Party receiving notice of the dispute shall promptly notify the other Party of such dispute and the Parties shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Price Allocation.

Section 4.6. Prorations. All obligations due with respect to the Purchased Assets for periods prior to the Closing Date shall be paid in full or otherwise satisfied by Seller, and all obligations due with respect to the Purchased Assets for periods from and after the Closing Date shall be paid in full or otherwise satisfied by Purchaser.  The covenant under this Section 4.6 shall survive the termination of this Agreement.

ARTICLE 5

Representations and Warranties

Section 5.1. Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

(a) Purchaser is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization. Purchaser is duly qualified and in good standing in each jurisdiction in which the nature of its business requires it to be so qualified.

(b) Purchaser has full power and authority to enter into and perform this Agreement and all documents and instruments to be executed by Purchaser pursuant to this Agreement. The execution and delivery of this Agreement by Purchaser, and the performance by Purchaser of all of its obligations hereunder, have been duly authorized and approved prior to the date hereof by all necessary entity action. This Agreement has been duly executed and delivered by Purchaser and constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Except for the Court’s entry of the Sale Order, no consent, authorization, order or approval of, or filing or registration with, any governmental authority or other Person is required for the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated by this Agreement.

(d) Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of formation or operating agreement of Purchaser, or of any agreement or instrument to which Purchaser is a party or any of its properties is subject or bound or any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award that is binding upon Purchaser, which breach or conflict would materially affect Purchaser’s ability to perform its obligations hereunder.

(e) Purchaser has not dealt with any person or entity who is or may be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Seller for arranging the transactions contemplated hereby or introducing the Parties to each other.

(f) Purchaser has and, at Closing, shall have sufficient cash on hand to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement, if any.

(g) PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 5.2 BELOW AND OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT OR THE ANCILLARY DOCUMENTS, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PURCHASED ASSETS INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE PURCHASED ASSETS, THE VALUE OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF THE PURCHASED ASSETS, TITLE TO THE PURCHASED ASSETS (OR ANY PORTION THEREOF), OR ANY OTHER MATTER OR THING RELATING TO THE PURCHASED ASSETS OR ANY PORTION THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS. PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE PURCHASED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PURCHASED ASSETS AS PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE PURCHASED ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 5.2, PURCHASER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, PURCHASER WILL ACCEPT THE PURCHASED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” INCLUDING THE INVENTORY WHICH IS PURCHASED STRICTLY WITHOUT ANY POSSIBLE REPRESENTATIONS OR WARRANTIES.

Section 5.2. Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

(a) Organization, Standing and Power.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has the requisite power and authority to own, lease and operate their properties, including the Purchased Assets, and to conduct the Business as currently conducted.

(b) Authority.  Seller has all corporate power and authority necessary to execute this Agreement and Ancillary Documents to which it is or will be a party (the “Seller Ancillary Agreements”) and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller has been duly authorized by all necessary corporate action, and the execution and performance of the Seller Ancillary Documents by Seller will be authorized by all necessary corporate action prior to the Closing.  This Agreement constitutes, and upon execution of each of the Seller Ancillary Agreements such agreements will constitute, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.  Notwithstanding anything to the contrary contained herein, no provision of this Agreement is binding upon Seller unless and until the entry of the Sale Order.

(c) No Breach or Conflict.  Except in connection with the Bankruptcy Case and subject to the Sale Order, neither the execution, delivery or performance of this Agreement and the Seller Ancillary Documents, nor the consummation of the transactions contemplated hereby and thereby, will (a) cause Seller to breach any material Law or Order that is applicable to the Business, except for such breaches that would not be likely to have a material adverse effect, or (b) conflict with or result in a violation of any Seller’s organizational documents.

(d) Assets.  On the Closing Date, Purchaser will acquire title to, or a valid leasehold interest in, as applicable, all of Seller’s right, title and interest in the Purchased Assets, free and clear of any and all Encumbrances other than Encumbrances disclosed on Schedule 5.2(d).

(e) Leased Real Property.

(1) Seller has delivered to Purchaser a true and complete copy of the 185th Lease and the South 23rd Leases and all amendments thereto, including, without limitation all superior leases.  Seller is not party to any oral real property leases with respect to any facility.  To the knowledge of Seller, Seller has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered the 185th Lease or the South 23rd Leases or any interest therein, except for any Permitted Encumbrances or except in connection with the Bankruptcy Case.

(2) To the knowledge of Seller, there are no pending condemnation or eminent domain proceedings with respect to the 185th Premises or the South 23rd Premises.

(3) To the knowledge of Seller, the current use of the 185th Premises and the South 23rd Premises does not violate in any material respect the 185th Lease or the South 23rd Leases, respectively, or any instrument of record or agreement affecting the 185th Premises or South 23rd Premises. To the knowledge of Seller, there is no violation of any covenant, condition, restriction, easement, agreement or Order of any Governmental Entity having jurisdiction over the 185th Premises or the South 23rd Premises that materially affects the use or occupancy thereof.

(f) Claims, Litigation and Disputes.  To Seller’s knowledge, except (i) as set forth on Schedule 5.2(f) and (ii) for the Bankruptcy Case, there is no pending proceeding before a Governmental Entity adversely affecting (A) Seller’s ability to perform its obligations hereunder or (B) the ownership, use, maintenance or operation of the Purchased Assets by Seller, that in any such case if determined adversely to Seller, would reasonably be expected to have a material adverse effect.

(g) Purchased Contracts.  Except as would not have a material adverse effect, (i) to Seller’s knowledge, each Assumed Contract is valid, binding upon Seller and in full force and effect, and (ii) except for any breach or default in connection with or as a result of the Bankruptcy Case, neither Seller, nor, to Seller’s knowledge, any other party to any Assumed Contract is in material breach thereof or default thereunder and there does not exist, to Seller’s knowledge, any event, occurrence, condition, or act that, with the giving of notice, the lapse of time, or the happening of any further event or condition, would become a material breach or default under any Assumed Contract.  As of the date hereof, to Seller’s knowledge, Seller has not received any written notice of the intention of any party to terminate any Assumed Contract.

(h) Compliance With Laws.  The Seller is in compliance with all material Laws applicable to the Business, except in any  such case where the failure to be in compliance would not have a material adverse effect.  To Seller’s knowledge, Seller has not received any written notice within the past 12 months relating to violations or alleged violations or defaults under any applicable Law or Order, where the failure to cure would result in a material adverse effect.

(i) Brokers.  Seller has not dealt with any Person who is or may be entitled to a broker’s commission, finder’s fee, investment banker’s fee or similar payment from Purchaser for arranging the transaction contemplated hereby or introducing the Parties to each other.

ARTICLE 6

Conduct Prior to the Closing

Section 6.1. Access and Information. Subject to the right of Seller to limit access to certain proprietary or confidential information prior to entry of the Sale Order and satisfaction of all conditions to Closing, upon prior written notice to Seller, Seller shall afford to Purchaser and to Purchaser’s financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives, access during normal business hours throughout the period prior to the Closing Date, upon reasonable written notice, to its books, records, properties, plants and personnel relating to the Purchased Assets and, during such period, shall furnish as promptly as practicable to Purchaser, at Purchaser’s expense, copies of such books and records as Purchaser shall reasonably request.

Section 6.2. Conduct of the Business Pending the Closing.  Subject to any obligations as debtors in possession under the Bankruptcy Code and except as otherwise expressly contemplated by this Agreement or the Orders of the Bankruptcy Court or except as described on Schedule 6.2 hereto, from the date hereof until the Closing Date, Seller shall use commercially reasonable efforts to conduct the Business substantially in the manner as conducted on the date of this Agreement.  Without limiting the generality of the foregoing, subject to any obligations as debtors in possession under the Bankruptcy Code and except as otherwise expressly contemplated by this Agreement or the Orders of the Bankruptcy Court or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed) or except as described in Section 6.6 hereto, from the date hereof until the Closing Date, Seller shall:

(a) Use, preserve and maintain the Purchased Assets in the ordinary course of business and not cause material damage to or destruction or loss of any of such Purchased Assets;

(b) Continue to maintain the insurance covering the Purchased Assets in effect as of the date of this Agreement;

(c) Not commit any act or omit to do any act, nor permit any act or omission to act, which causes a material breach of any Assumed Contract except for any act or omission in connection with or as a result of the Bankruptcy Case or the holdback of payments to vendors on or after November 1, 2008;

(d) Except in the ordinary course of business and except for sales of Equipment, not enter into any agreement or agreements for the sale of a material amount of any of the Purchased Assets unless any such item of Equipment is no longer necessary for the operation of the Business; and

(e) Not, without prior consent of Purchaser, grant any raises or bonuses to employees, except (i) in the ordinary course of business, (ii) the raises or bonuses set forth on Schedule 6.2(e), or (iii) raises, bonuses, or other fringe benefits provided in any key employee retention plan or other employee incentive or severance plan that has been or may be approved by the Bankruptcy Court prior to the Closing.

Section 6.3. Bankruptcy Action.

(a) This Agreement shall be subject to the consideration of higher or better offers submitted at an auction ( the “Auction”) to be conducted in the Bankruptcy Case in accordance with Sale Procedures set forth in the Sale Procedure Motion attached as Exhibit B, which Seller shall promptly submit to the Bankruptcy Court for approval upon commencement of the Bankruptcy Case.  Any competing offer ( a “Competing Offer”) must be submitted to the Seller, in writing, in accordance with the Sale Procedures.  No Competing Offer shall qualify as a bid at the Auction unless, among other things, any requested changes in the terms and conditions from those contained in this Agreement shall have been approved by Seller in writing prior to the Auction.

(b) Purchaser hereby confirms the Sale Order and Bid Procedure Order containing the provisions annexed hereto as Exhibit A and Exhibit B, respectively, are acceptable to Purchaser. Seller shall use all reasonable efforts to obtain entry of the Sale Order;

(c) Seller shall give appropriate notice, and provide appropriate opportunity for hearing, to all parties entitled thereto, of all motions, orders, hearings or other proceedings relating to this Agreement or the transactions contemplated thereby.

Section 6.4. Break-up Fee.  In the event that, at the Auction, a Person presents a Competing Offer which constitutes a higher or better offer in accordance with the Bid Procedure Order and Seller subsequently consummates a sale of all or substantially all the Purchased Assets to such Person, Purchaser shall be entitled to a payment of a break-up fee (the “Break-up Fee”) in the amount of $21,000, as may be permitted and paid in accordance with the Bid Procedure Order.  The Break-up Fee shall be paid in cash from the proceeds of and concurrent with the closing of any Competing Offer or as otherwise ordered by the Bankruptcy Court.  The Break-up Fee shall be paid as, and constitute an administrative expense, of Seller under Sections 503(b)(1) and 507(a)(1) of the Bankruptcy Code.

Section 6.5. Expense Reimbursement Fee.  In the event that, at the Auction, a Person presents a Competing Offer which constitutes a higher or better offer in accordance with the Bid Procedure Order and Seller subsequently consummates a sale of all or substantially all the Purchased Assets to such Person, Purchaser shall be entitled to a payment of an expense reimbursement fee ( the “Expense Reimbursement Fee”) in the amount of $50,000, as may be permitted and paid in accordance with the Sale Procedures Order.  The Expense Reimbursement Fee shall be paid in cash from the proceeds of and concurrent with the closing of any Competing Offer or as otherwise ordered by the Bankruptcy Court.  The Expense Reimbursement Fee shall be paid as, and constitute an administrative expense, of Seller under Sections 503(b)(1) and 507(a)(1) of the Bankruptcy Code.

Section 6.6. Schedules. The Schedules hereto may be updated by Seller up to the Closing Date, and shall be updated by Seller on the Closing Date; provided that such revised Schedules do not materially affect the terms of this Agreement or the consummation of the transactions contemplated hereby.

Section 6.7. Commercially Reasonable Efforts; Transfer of Assets.  Seller will use commercially reasonably efforts to obtain the Sale Order required for the consummation of the transactions contemplated by this Agreement subject to Seller’s right to accept higher or better offers at the Auction.

ARTICLE 7

Conditions to Closing

Section 7.1. Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) The representations and warranties made by Purchaser in Section 5.1 shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date;

(b) All obligations of Purchaser to be performed hereunder on or prior to the Closing Date shall have been duly performed in all material respects;

(c) No action or proceeding before any court, government body or other tribunal shall have been commenced or threatened (by a party other than Seller) wherein an unfavorable judgment, decree or order would (i) prevent the carrying out of this Agreement or any of the transactions contemplated hereby, (ii) declare unlawful any of the transactions contemplated by this Agreement or (iii) cause any of such transactions to be rescinded as reasonably determined by Purchaser and Purchaser’s counsel;

(d) The Bid Procedure Order shall have been entered by the Bankruptcy Court and the effectiveness of the Bid Procedure Order shall not have been modified, reversed, vacated, stayed, restrained or enjoined.

(e) The Sale Order containing, among other things, provisions substantially the same as those described in Exhibit A hereto, shall have been entered by the Bankruptcy Court and the effectiveness of the Sale Order shall not have been modified, reversed, vacated, stayed, restrained or enjoined on the Closing Date; .

(f) To the extent not addressed or covered by the Sale Order, Seller shall have received the consent of all third parties holding Encumbrances, Claims or interests against the Purchased Assets to the release of all such Encumbrances, Claims and interests in the Purchased Assets as required under 11 U.S.C. § 363(b) and (f);

(g) Seller’s receipt of Purchaser’s closing deliveries pursuant to Section 4.3;

(h) Seller’s receipt of the Deposit and the balance of the Purchase Price pursuant to Section 4.2.  Each of the foregoing conditions is for the benefit of Seller, which may waive any of such conditions at, or prior to, the Closing.

Section 7.2. Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the transaction contemplated hereby is subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) The representations and warranties made by Seller in Section 5.2 shall have been true and correct in all material respects when made, and shall be true and correct in all material respects as if originally made on and as of the Closing Date;

(b) All obligations of Seller to be performed hereunder on or prior to the Closing Date shall have been duly performed in all material respects;

(c) No action or proceeding before any court, government body or other tribunal shall have been commenced or threatened which seeks to (i) nullify, restrict or modify the rights and protections afforded Purchaser in this Agreement and the Sale Order, (ii) prevent the carrying out of this Agreement or any of the transactions contemplated hereby, (iii) declare unlawful the transactions contemplated by this Agreement, (iv) cause such transactions to be rescinded or (v) materially affect the right of Purchaser to own, operate or control the Purchased Assets following the Closing as reasonably determined by Purchaser and Purchaser’s counsel;

(d) The Bid Procedure Order shall have been entered by the Bankruptcy Court and the effectiveness of the Bid Procedure Order shall not have been modified, reversed, vacated, stayed, restrained or enjoined.

(e) The Sale Order containing, among other things, provisions substantially the same as those described in Exhibit A hereto, shall have been entered by the Bankruptcy Court and the effectiveness of the Sale Order shall not have been modified, reversed, vacated, stayed, restrained or enjoined on the Closing Date;

(f) To the extent not addressed or covered by the Sale Order, Seller shall have received the consent of all third parties holding Encumbrances, Claims or interests against the Purchased Assets to the release of all such Encumbrances, Claims and interests in the Purchased Assets as required under 11 U.S.C. § 363 (b) and (f);

(g) Purchaser’s receipt of Seller’s closing deliveries pursuant to Section 4.3. Each of the foregoing conditions is for the benefit of Purchaser, which may waive any of such conditions at, or prior to, the Closing.

(h) Seller shall have delivered to Purchaser such bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Purchaser and its counsel, as are effective to vest in Purchaser good and marketable title to all of Seller’s interest in the Purchased Assets free and clear of any encumbrances or Claims.

ARTICLE 8

Other Agreements

Section 8.1. Further Assurances. The Parties shall execute such further documents, and perform such further acts, as may be reasonably necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and. consummate the transaction contemplated hereby.

Section 8.2. Post-Closing Access. Purchaser agrees to store the Business Records and computers, computerbooks, records and files, for 3 years following Closing and to permit Seller to have access to the Business Records for 3 years following the Closing Date, without cost or expense.

Section 8.3. Efforts and Actions to Cause Closings to Occur. Upon the terms and subject to the conditions of this Agreement, each of Seller and Purchaser shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing as promptly as practicable, including, but not limited to, the preparation and filing of all motions, forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are reasonably necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, exemptions or waivers by any third party or governmental entity. In addition, no Party shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any governmental entity or other Person required to be obtained prior to Closing.

Section 8.4. Collection of Accounts Receivable Following the Closing.  Purchaser shall promptly remit to Seller any payments received by Purchaser following the Closing Date with respect to Seller’s accounts receivable.

Section 8.5. Survival. Except as specifically provided to the contrary in this Agreement, the representations, warranties, covenants and agreements of the Parties contained in this Agreement or any agreement delivered in connection herewith shall not survive the Closing Date.

ARTICLE 9

Termination

Section 9.1. Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of Seller and Purchaser.

Section 9.2. Termination by Seller. Seller may terminate this Agreement at any time prior to the Closing Date if:

(a) there has been a material breach by Purchaser of any of its representations or warranties contained in this Agreement which breach is not cured within ten (10) Business Days after written notice thereof;

(b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Purchaser, which breach is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by Seller to Purchaser;

(c) the conditions to the obligations of Seller set forth in Section 7.1 shall not have been waived or satisfied on or before the Termination Date or such earlier date as may be specified therefor, including, without limitation, as a result of an overbid by a third party that results in an Sale Order for the transactions contemplated hereby not being entered by the Bankruptcy Court;

(d) there shall be in effect a final non-appealable court order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; or

(e) the Closing Date shall not have occurred on or prior to sixty (60) days from the Filing Date (the “Termination Date”); provided, however, that the right to terminate shall not be available under this Section 9.2(e) if the Closing shall not have occurred by such date as a result of the failure of Seller to fulfill any of its obligations under this Agreement.

Section 9.3. Termination by Purchaser. Purchaser may terminate this Agreement at any time prior to the Closing Date if:

(a) there has been a material breach by Seller of any of its representations or warranties contained in this Agreement which breach is not cured within ten (10) Business Days after written notice thereof;

(b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Seller, which breach is not curable or, if curable, is not cured within. ten (10) days after written notice of such breach is given by Purchaser to Seller;

(c) the conditions to the obligations of Purchaser set forth in Section 7.2 shall not have been waived or satisfied on or before the Termination Date or such earlier date as may be specified therefore;

(d) the Bid Procedure Order, including the Break-up Fee and the Expense Reimbursement Fee, is not approved by the Bankruptcy Court within twenty (20) days of the Filing Date;

(e) the Sale Order, including the Break-up Fee and the Expense Reimbursement Fee, is not approved by the Bankruptcy Court within forty (40) days of the Filing Date;

(f) there shall be in effect a final non-appealable court order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(g) the entry of an order by the Bankruptcy Court authorizing the sale of the Purchased Assets of Seller to any entity other than Buyer; or

(h) the Closing Date shall not have occurred on or prior to the Termination Date; provided, however, that the right to terminate shall not be available under this Section 9.3(h) if the Closing shall not have occurred by such date as a result of the failure of Purchaser to fulfill any of its obligations under this Agreement.

Section 9.4. Effect of Termination and Abandonment. In the event of termination of the Agreement pursuant to this Article 9, written notice thereof shall as promptly as practicable be given to the other Party to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by either of the Parties, and the Deposit shall (i) in the event of a termination under Section 9.2(d) or 9.3, be returned to Purchaser without the requirement of Purchaser’s delivery of a written instruction or authorization to the Foley Firm concerning the same which instruction and authorization is hereby granted, and (ii) in the event of a termination under Section 9.2(a), (b), (c) or (e), be delivered to Seller without the requirement of Seller’s delivery of a written instruction or authorization to the Foley Firm concerning the same which instruction and authorization is hereby granted. If this Agreement is terminated as provided herein upon delivery of the Deposit in accordance with this Section 9.4, all obligations of the Parties shall terminate.

ARTICLE 10

Miscellaneous

Section 10.1. Publicity. Except as otherwise required by law or in connection with Seller’s bankruptcy filings with the Bankruptcy Court and the publication of requisite notices of sale in national and regional publications in connection with the sale of the Purchased Assets in the bankruptcy proceedings, press releases concerning this transaction shall be made only with the prior approval of Seller and Purchaser, which approval shall not be unreasonably withheld.  Notwithstanding the forgoing, the Parties acknowledge that Seller will advertise the proposed sale as part of the Bankruptcy auction process.

Section 10.2. Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile or by nationally recognized private courier. Notices delivered by hand, by facsimile or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail on or before two (2) Business Days after its delivery by facsimile. All notices shall be addressed as follows:

if to Purchaser:	Metaverse Corporation 277 Whitehead Road Hamilton, NJ 08619 Attention: President Fax: (609) 689-6608
with a copy to:	Sonnenschein Nath & Rosenthal LLP 1221 Avenue of the Americas New York, NY 10020 Fax: (212) 768-6800 Attention: Peter L. Korn, Jr., Esq. Farrington Yates, Esq.

if to Seller to:	ArtSelect, Inc. 7660 Centurion Parkway Jacksonville, FL 32256 Fax: (904) 641-4480 Attention: John Z. Ferguson
with a copy to Seller’s counsel:	Foley & Lardner LLP One Independent Drive, Suite 1300 Jacksonville, FL 32202 Fax: (904) 359-8700 Attention: Michael Kirwan, Esq. Gardner F. Davis, Esq.

or, in each case, at such other address as may be specified in writing to the other party.

Section 10.3. Expenses. Other than as set forth in this Agreement, each of Seller and Purchaser will bear their respective costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 10.4. Entire Agreement. This Agreement and the instruments to be delivered by the Parties pursuant to the provisions hereof constitute the entire agreement between the Parties. Each Exhibit and Schedule attached hereto shall be considered incorporated into this Agreement.

Section 10.5. Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Florida applicable to contracts made therein, without regard to rules of conflicts of law.

Section 10.6. Binding Effect; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties hereto, and their successors and permitted assigns. The parties specifically acknowledge and agree that the Seller as debtor-in-possession under the Bankruptcy Code and any trustee appointed for Seller under the Bankruptcy Code shall be specifically entitled to the benefit of this Agreement.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 10.7. Assignability. This Agreement shall not be assignable by either Party without the prior written consent of the other Party, except that at or prior to the Closing, Purchaser may assign its rights and delegate its duties under this Agreement to one or more Affiliates; provided that such assignment shall not discharge the obligations and liabilities of Purchaser hereunder.

Section 10.8. Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the Parties hereto.

Section 10.9. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

Section 10.10. Counterparts. This Agreement maybe executed in counterparts, each of which shall constitute an original and both of which taken together shall constitute one and the same Agreement. Delivery of an electronic counterpart shall be effective as delivery of a manually executed counterpart.

Section 10.11. Exclusive Jurisdiction. Purchaser and Seller agree that upon Seller’s filing bankruptcy, all disputes arising hereunder shall, prior to the issuance of a final decree from the Bankruptcy Court closing the Bankruptcy Case, be resolved by the Bankruptcy Court which shall have exclusive jurisdiction over all disputes and other matters relating to the interpretation and enforcement of this Agreement or any ancillary document executed pursuant hereto, and Purchaser expressly consents to and agrees not to contest such exclusive jurisdiction. If the Bankruptcy Court does not have or abstains from exercising such jurisdiction, Purchaser expressly consents to and agrees not to contest the non exclusive jurisdiction of the courts of the State of Florida and, to the extent permitted by applicable law, of any Federal Court, in each case located in Jacksonville, Florida.

Section 10.12. Tax Matters.  In the event that Section 1146(c) of the Bankruptcy Code does not apply to the transactions contemplated hereby, Purchaser shall be responsible for the timely payment of all sales, use, transfer (including, without limitation, documentary transfer stamp and like taxes) and similar taxes payable in connection with the consummation of the transactions contemplated by this Agreement and the sale and transfer of the Purchased Assets to Purchaser or its designee.

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

ARTSELECT, INC.

By:                 /s/ John Z. Ferguson
Name: John Z. Ferguson
Title: President

METAVERSE CORPORATION

By:                 /s/ Doug Kerwin
Name: Doug Kerwin
Title: President

TABLE OF EXHIBITS AND SCHEDULES

EXHIBIT A – Sale Order

EXHIBIT B – Sale Procedures Order

EXHIBIT C-1 – Bill of Sale

EXHIBIT C-2 - Assignment of Intellectual Property

SCHEDULE 2.2(a) – List of existing operating equipment, manufacturing equipment, office equipment, furniture, computers, computer files and books

SCHEDULE 2.2(b) – List of trademarks, trade names, service marks

SCHEDULE 2.4 – Partner Contracts

SCHEDULE 4.5 – Price Allocation

SCHEDULE 5.2(d) – Encumbrances on Purchased Assets

SCHEDULE 5.2(f)- Claims, Litigation and Disputes

SCHEDULE 6.2 – Conduct of Business Pending the Closing

SCHEDULE 6.2(e) – Raises or Bonuses to Employees